UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PetroCorp Incorporated

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FOR IMMEDIATE RELEASE	PEX 0306
8/14/03

PETROCORP INCORPORATED AND UNIT CORPORATION

EXECUTE DEFINITIVE MERGER AGREEMENT

Tulsa, Okla. (August 14, 2003)—PetroCorp Incorporated (AMEX:PEX) announced today it has entered into a definitive agreement to be acquired by Unit Corporation (NYSE:UNT) in a merger transaction.

This would be an all cash transaction valued at approximately $182,000,000, subject to adjustments. Under the terms of the definitive agreement, up to $6,500,000 of the transaction value would be placed in escrow to settle or satisfy several contingent tax and litigation liabilities if not resolved prior to closing. After resolution of those contingent liabilities, any funds remaining in the escrow account would be distributed on a pro rata basis to PetroCorp shareholders. On a fully diluted basis, PetroCorp has approximately 13,130,000 shares outstanding.

The transaction is subject to regulatory review, approval by holders of two-thirds of PetroCorp’s outstanding shares of Common Stock and other customary closing conditions. PetroCorp shareholders, representing approximately 50% of the outstanding shares, have agreed to support this transaction. If all approvals are obtained, closing should occur in the fourth quarter.

PetroCorp Incorporated is a Tulsa, Oklahoma based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company’s drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforeseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

PetroCorp Incorporated (the “Company”) and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company’s shareholders to approve the proposed merger. The participants in this solicitation may be deemed to include the directors and executive officers of the Company. As of July 31, 2003, the directors and executive officers of the Company as a group owned approximately 6% of the Company’s outstanding common stock on a fully diluted basis. Additional information about the directors and executive officers of the Company is included in the Company’s proxy statement filed with the SEC on April 22, 2003 for its annual meeting of shareholders held May 29, 2003. Information will also be included in a proxy statement to be filed by the Company in connection with the proposed merger.

The Company will file a proxy statement and may file other relevant documents with the SEC concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by PetroCorp Incorporated free of charge by requesting them in writing from PetroCorp, Attn: Investor Relations, P.O. Box 21298, Tulsa, Oklahoma 74121-1298, or by telephone, (918) 491-4500. Investors are encouraged to read the proxy statement and related documents carefully when they become available before making any voting or investment decisions.

Contacts:

(918) 491-4500

Steven R. Berlin—Chief Financial Officer

Gary R. Christopher—President and CEO